Exhibit 2.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

YOURX, INC.

(Pursuant to Sections 242 of the

General Corporation Law of the State of Delaware)

The undersigned, Sumeet Sheokand, hereby certifies that:

FIRST: He is the duly elected and acting Chief Executive Officer of youRx, Inc. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Company was originally filed with the Secretary of State of Delaware on February 19, 2015.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Certificate of Incorporation amends Article I of the Company’s Certificate of Incorporation to read in its entirety as follows:

“The name of this corporation is NowRx, Inc. (the “Corporation”).”

FOURTH: The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by written consent of at least a majority of the Company’s stockholders in accordance with the applicable provisions of Section 228 of the General Corporation Law of Delaware

FIFTH: The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the Company’s Board of Directors in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

Executed on May 15, 2015.

By:	/s/ Sumeet Sheokand
Sumeet Sheokand
Chief Executive Officer

CERTIFICATE OF INCORPORATION

OF

YOURX, INC.

ARTICLE I

The name of the corporation is youRx, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is One Commerce Center - 1201 Orange St. #600, Wilmington, New Castle County, Delaware 19899. The name of its registered agent at such address is InCorp Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

 The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.00001 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

(A)       To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)       The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)       Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE VIII

The name and mailing address of the incorporator are as follows:

Sumeet Sheokand

25091 Via Elevado

Dana Point, CA 92629

Executed on February 19, 2015.

E-signed using Clerky (697827a65d4fe72904148288b3fe943e)

/s/ Sumeet Sheokand
Sumeet Sheokand, Incorporator